Exhibit (k)(4)

NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of May 30, 2025, among FLAT ROCK CORE INCOME FUND, a Delaware statutory trust (the “Servicer”), FRC FUNDING I, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto (the “Lenders”) and CADENCE BANK, as the successor-by-merger to State Bank and Trust Company and Cadence Bank, N.A., in its capacity as the Administrative Agent under the Loan Agreement for the Secured Parties (in such capacity, the “Agent”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such words in the Loan Agreement.

RECITALS

WHEREAS, the Borrower, the Servicer, the Agent and the Lenders are a party to that certain Loan and Security Agreement dated as of October 12, 2018, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 10, 2018, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of May 31, 2018, as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of July 2, 2020, as further amended by that certain Fourth Amendment to Loan and Security Agreement, dated as of November 18, 2020, as further amended by that certain Consent, Appointment, Joinder and Amendment No. 5, dated as of June 18, 2021, but effective as of November 20, 2020, as further amended by that certain Sixth Amendment to Loan and Security Agreement dated as of October 12, 2021, as further amended by that certain Seventh Amendment to Loan and Security Agreement dated as of June 2, 2022, and as further amended by that certain Eighth Amendment to Loan and Security Agreement dated as of December 13, 2023 (collectively, as amended and as may be further amended, restated, supplemented or otherwise modified, the “Loan Agreement”); and

WHEREAS, pursuant to the Loan Agreement, the Lenders have extended a $75,000,000 revolving credit facility to the Borrower, secured by substantially all of the assets of the Borrower; and

WHEREAS, the Borrower has proposed to the Agent and the Lenders that certain amendments be made to the Loan Agreement, and the Agent and the Lenders have agreed to such amendments, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.             Amendments to the Loan Agreement. As of the Effective Date (as hereinafter defined), the Loan Agreement is hereby amended by amending and restating the definition of “Scheduled Revolving Period End Date” in its entirety to read as follows:

“Scheduled Revolving Period End Date” means August 2, 2025.

2.            Conditions Precedent to Effectiveness. This Amendment, and the New Lenders’ Revolver Commitment to make Loans under the Loan Agreement, shall become effective as of such date (such date, the “Effective Date”) that each of the following conditions are satisfied:

(a)       The Agent shall have received counterparts of this Amendment, duly executed by each of the parties hereto; and

(b)       the Borrower shall have paid all reasonable and documented fees and expenses of Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the Transaction Documents (including, without limitation, the fees and expenses of counsel to Agent).

3.            Representations and Warranties. The Borrower and the Servicer hereby represent and warrant to the Agent, the Lenders and the New Lenders as follows:

(a)       The Amendment and the transactions contemplated herein are within the Borrower’s and the Servicer’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Amendment has been duly executed and delivered by the Borrower and the Servicer and constitutes a legal, valid and binding obligation of the Borrower and the Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)       The Amendment (i) does not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any law applicable to the Servicer, the Borrower or any Subsidiary, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Servicer, the Borrower or any Subsidiary or the assets of the Servicer, the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment to be made by the Servicer, the Borrower or any Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Servicer, the Borrower or any Subsidiary, except Liens created pursuant to the Transaction Documents.

(c)       All of the representations and warranties contained in Section 8 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date.

4.            Reaffirmation. The Servicer, in its capacity as the “Pledgor” under and as defined in the Pledge Agreement, hereby (a) consents to the execution and delivery by the Borrower of this Amendment and ratifies and confirms the terms of the Pledge Agreement with respect to the Obligations now or hereafter outstanding under the Loan Agreement as amended hereby, (b) acknowledges and agrees that all obligations of the Borrower owing to each New Lender under the Loan Agreement and the other Transaction Documents, as amended hereby, are included in the “Obligations,” as such term is used in the Pledge Agreement, and are secured by the Pledge Agreement and (c) acknowledges and agrees that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Agent or the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Agent or the Lenders with respect to any obligation of the Borrower, the Pledge Agreement, and its obligations thereunder, remain in full force and effect in accordance with its terms, without release, diminution or impairment, notwithstanding the execution and delivery of this Amendment and the other Transaction Documents contemplated hereby.

5.            References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Transaction Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

6.            Waiver. The execution of this Amendment and any documents related hereto and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Transaction Document or other document held by Lenders, whether or not known to Lenders and whether or not existing on the date of this Amendment.

7.            Release. The Borrower and the Servicer each hereby absolutely and unconditionally releases and forever discharges the Agent and Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or the Servicer has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

8.            Costs and Expenses. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Agent on demand for all costs and expenses incurred by the Agent in connection with the Transaction Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that Lenders may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

9.            Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Amendment by telecopy or other electronic means (including, but not limited to, in “tif” or “pdf” format) shall be effective as delivery of a manually executed counterpart of such agreement.

10.          Choice of Law and Venue. Without limiting the applicability of any other provisions of the Loan Agreement or any other Transaction Document, the terms and provisions set forth in Section 13.13 and 13.14 of the Loan Agreement are expressly incorporated herein by reference.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to Loan and Security Agreement to be executed as of the date first written above.

FRC FUNDING I, LLC, as the Borrower

By:	/s/ Ryan K. Ripp
Ryan Ripp
Chief Financial Officer

FLAT ROCK CORE INCOME FUND, as the Servicer

By:	/s/ Ryan K. Ripp
Ryan Ripp
Chief Financial Officer

CADENCE BANK, as successor-by-merger to State Bank and Trust Company and Cadence Bank N.A., as Administrative Agent and Lender

By:	/s/ Ryan Davison
Name:	Ryan Davison
Title	Vice President

GEORGIA BANKING COMPANY, as a Lender

By:	/s/ Jake Phillips
Name:	Jake Phillips
Title:	Specialty Finance Portfolio Manager

SYNOVUS BANK,
as a Lender

By:	/s/ Jonathan T. Edwards
Name:	Jonathan Edwards
Title:	Authorized Signatory

WOODFOREST NATIONAL BANK,
as a Lender

By:	/s/ John R. Lauck
Name:	John R. Lauck
Title:	EVP